For Immediate Release

          CalEnergy and MidAmerican Announce Merger and
                600 MW Merchant Plant Opportunity

DES MOINES, IOWA, AUGUST 12, 1998 --- The Boards of CalEnergy Company, Inc. ("CalEnergy") (NYSE: CE) and MidAmerican Energy Holdings Company ("MidAmerican") (NYSE: MEC) today announced that they have approved a definitive merger agreement, details of which are as follows:

O    CalEnergy will pay $27.15 in cash for each MidAmerican
  common share outstanding, valuing MidAmerican at approximately
  $4.0 billion, including $1.4 billion of debt and preferred stock which will remain outstanding at MidAmerican as a result of this transaction.

O    MidAmerican will become a wholly owned subsidiary of
CalEnergy.

O    The combined enterprise will have total assets of $11.8
billion, total annual revenues of approximately $5 billion and will serve over 3.3 million retail customers. CalEnergy expects the transaction to be accretive to its earnings in the first full year of combined operations.

O    CalEnergy will reincorporate in the State of Iowa and be
  renamed MidAmerican Energy Holdings Company. The company's corporate headquarters will be located in Des Moines, Iowa; however, the office of the Chairman will remain in Omaha, Nebraska to focus on strategic planning, mergers and acquisitions, and global development.

O    David Sokol, the current Chairman and Chief Executive
Officer of CalEnergy, will continue in this role in the combined enterprise. Stanley Bright, the current Chairman, President and Chief Executive Officer of MidAmerican will become Vice Chairman of the Board and a member of its Executive Committee.

O    Heading the parent company from the Des Moines headquarters will be Greg Abel.  He will serve as President and Chief
Operating Officer for the combined entity.

The proposed transaction combines MidAmerican, a leading regional provider of low-cost energy and related services that serves approximately 1.3 million electric and gas customers in Iowa and three neighboring states, with CalEnergy, a global energy company that manages and owns power generation facilities and other energy assets in the United States, Asia and Europe and supplies and distributes electricity and gas to 2.0 million customers in the United Kingdom.

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CalEnergy/MidAmerican Energy
August 12, 1998
Page -2-

Commenting on the transaction, David Sokol said: "In merging our companies, we are combining two leaders in complementary markets to create a balanced and powerful company. MidAmerican brings a management team with U.S. utility market knowledge and expertise in coal-fired generation, call center operations, customer service and distribution processes, as well as a portfolio of low-cost and efficient operating assets. When combined with CalEnergy's successful track record in operating a regional gas and electric utility in the U.K.'s deregulated environment, and its history of aggressive growth in energy markets throughout the world, we have created a formidable competitor in the deregulating energy markets of the U.S. and beyond.

"I am delighted that we have reached an agreement with a company that is not only our neighbor geographically, but also shares similar beliefs in the value of excellent and innovative service for our customers and manages an extraordinary team of employees. I am also personally very excited about having the talented and dedicated group of employees at MidAmerican join our team."

Stan Bright said: "This partnership preserves the character of MidAmerican to the benefit of our employees, our customers and our communities. We are combining two excellent management teams and expect no significant personnel changes because there are few duplicative positions between our companies, and we are not merging utility operations. Our personnel and facilities in Sioux City, Davenport and Des Moines will remain integral to our success in the future."

Bright added: "This adds the scale and expertise that will make us significantly stronger and even more capable of delivering on our promises to our customers to provide them with excellent service at the best possible value. Through this transaction we will move closer to our goal of regional leadership, while we are part of a fast-growing global energy enterprise. It is a great deal for our customers, our employees and for our midwest region."

The merger agreement is subject to approval by the shareholders of both companies and the following regulatory agencies: the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and the Iowa Utilities Board. A filing will also be made with the Federal Trade Commission and Department of Justice under the Hart-Scott Rodino Antitrust Improvements Act. Completion of the merger is expected to occur the first quarter of 1999.

In a related development, the companies announced they had signed a letter of intent to pursue development of a 600 megawatt gas-fired power plant, which would sell power on a merchant basis into Illinois and other markets. David Sokol stated: "This provides an excellent concrete example of the benefits of bringing these two companies together. We can immediately combine MidAmerican's local permitting and regional energy trading expertise with CalEnergy's generation development and construction expertise, to pursue opportunities from existing available sites as the midwest power market deregulates."

CalEnergy was advised by Credit Suisse First Boston Corp. and
Lehman Brothers Inc. and MidAmerican was advised by Warburg
Dillon Read LLC.



                             -more-
CalEnergy/MidAmerican Energy
August 12, 1998
Page -3-

CalEnergy is a global energy company that manages and owns interests in over 5,000 net megawatts of power generation facilities in operation, construction and development worldwide. Through its U.K. subsidiary, CalEnergy supplies and distributes electricity and gas to 2.0 million customers in the United Kingdom. CalEnergy produces energy from diversified fuel sources including geothermal, natural gas and hydroelectric. CalEnergy conducts business in the U.S., U.K., Philippines, Indonesia, Poland and Australia, and employs more than 4,200 people worldwide. In the year ended December 31, 1997, CalEnergy generated revenues of over $2.2 billion and had assets of approximately $7.5 billion. CalEnergy's headquarters are based in Omaha, Nebraska. Information about CalEnergy is available on the Internet at http://www.calenergy.com.

MidAmerican, Iowa's largest energy company, provides electric service to 648,000 customers and natural gas service to 619,000 customers in Iowa, Illinois, Nebraska and South Dakota. Company headquarters are in Des Moines, Iowa. Information about
MidAmerican is available on the Internet at http://www.midamerican.com.

Press Contacts:

     MidAmerican Energy Holdings Company
     Kevin Waetke, Media Relations Manager             (515) 281-2785
     Ron Giaier, Vice President and Treasurer          (515) 242-4303

     CalEnergy Company, Inc.
     Patti McAtee, Director, Corporate Communications  (402)231-1519
     Craig Allen, Manager, Investor Relations          (402)231-1673
     Lucas van Praag, Brunswick - London Office        011-44-171-404-5959
     Tiffany Markofsky, Brunswick - New York Office    (212)333-3810


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